UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 9, 2011

NOVELLUS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction

of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)

4000 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 943-9700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2011, Novellus Systems, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with Richard S. Hill, the Company’s Chairman of the Board of Directors and Chief Executive Officer. The Amended Agreement amended and restated that certain Employment Agreement, by and between the Company and Mr. Hill, dated as of July 24, 2008 (the “Prior Agreement”).

The term of the Amended Agreement extends to December 31, 2012 (the “Basic Term”), which is unchanged from the Prior Agreement, unless sooner terminated pursuant to the terms of the Amended Agreement. The term of the Amended Agreement automatically extends on and after each December 31 of each year of the Basic Term (provided that Mr. Hill is employed on such date) for an additional two years, subject to early termination by Mr. Hill or the Company, as provided in the Amended Agreement.

The Amended Agreement amends certain terms of the Prior Agreement, including, without limitation, the following:

•

Settlement of Outstanding Equity Awards upon Death and Disability. The Amended Agreement clarifies that in the event of termination of Mr. Hill’s employment due to his death or disability, his outstanding equity awards will be settled in accordance with the terms of the Company’s stock incentive plans and his individual award agreements (which terms are consistent with all other employees).

•

Disability Payments. The Amended Agreement provides that upon termination of his employment due to disability, Mr. Hill will receive a supplemental retirement benefit equal to sixty (60) times his highest base monthly salary paid during his employment, plus the positive difference (if any) between the (a) the cash surrender value of a life insurance policy with respect to Mr. Hill held by the Company and (b) the foregoing supplemental retirement benefit (such positive difference, the “Excess Surrender Value”), in addition to certain other disability benefits. The Prior Agreement provided for annual payments equal to two-thirds (2/3) of Mr. Hill’s salary through age 65, in addition to certain other disability benefits.

•

Excess Surrender Value. In addition to certain other payments, Mr. Hill will be entitled to receive the Excess Surrender Value upon a termination of his employment (i) by the Company not for Cause (as defined in the Amended Agreement); (ii) by Mr. Hill voluntarily; or (iii) by Mr. Hill for Good Reason (as defined in the Amended Agreement).

•

Reduction of Payments. The Amended Agreement provides for a “280G cutback” with a “best net” provision, meaning that in the event that an excise tax under Section 280G of the Internal Revenue Code would be assessed on payments or other benefits received upon a Change of Control (as defined in the Amended Agreement), Mr. Hill will be entitled to receive: (i) the full aggregate amount of payments and other benefits to which he is entitled or (ii) an amount equal to one dollar less than three times Mr. Hill’s “base amount” (within the meaning of Section 280G of the Internal Revenue Code) (the “Safe Harbor Amount”), whichever results in Mr. Hill’s receipt of the largest aggregate amount, taking into account all applicable federal, state, and local taxes.

•	409A. The Amended Agreement includes certain other changes made to comply with Section 409A of the Internal Revenue Code.

In addition, the Amended Agreement reflects Mr. Hill’s current base annual salary of $913,120, which had been previously approved by the Compensation Committee of the Company’s Board of Directors, effective as of January 1, 2011, and which was previously reported in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2011.

The foregoing description of the Amended Agreement is only a summary and is qualified in its entirety by the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Amended and Restated Employment Agreement, dated June 9, 2011, between the Company and Richard S. Hill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.

By:	/s/ Andrew Gottlieb
Andrew Gottlieb Vice President, General Counsel and Secretary

Date: June 15, 2011

EXHIBIT INDEX

Exhibit	Description
10.1	Amended and Restated Employment Agreement, dated June 9, 2011, between the Company and Richard S. Hill.